Exhibit 99.1

Optio Software Reports Fiscal 2006 Third Quarter Financial Results

Software license Revenues up 17% over previous year

ALPHARETTA, Ga., Dec. 14, 2005 – Optio Software (OTCBB:OPTO.OB), a leading provider of document process automation solutions, today reported financial results for the fiscal 2006 third quarter and the nine-month period ended Oct. 31, 2005.

“For the fiscal 2006 third quarter, Optio posted healthy software license revenue growth of 17%, demonstrating strong market demand for our document process automation and print management solutions,” said Wayne Cape, Optio chairman, president and chief executive officer. “In addition, we gained traction in our healthcare forms automation and electronic medical record business through the addition of two new multi-year subscription contracts valued at almost $700,000 and two additional add-on subscription contracts with existing Optio customers. Sales to new and existing enterprise customers, as well as sales through Optio’s channel groups, showed continued strength both in the United States and in Europe Middle East Africa (EMEA).”

Revenue and Cost of Revenue

Total revenue for the third quarter of 2006 rose 6% to $7.1 million from $6.6 million in the prior fiscal year quarter. Software license revenues were $2.1 million in the three months ended Oct. 31, 2005, compared to $1.8 million in the three months ended Oct. 31, 2004.

Optio’s subscription licensing contracts contributed $542,000 to the quarter ended Oct. 31, 2005, compared with $417,000 in the prior year quarter. Services and maintenance revenue increased to $4.5 million in the three months ended Oct. 31, 2005, from $4.4 million in the three months ended Oct. 31, 2004.

For the third quarter, total cost of revenue increased by 18% to $1.8 million from $1.5 million reported during the same quarter in the prior fiscal year.

Total revenue for the nine months ended Oct. 31, 2005 was $21.4 million, compared to $20.6 million in the nine months ended Oct. 31, 2004.

Total cost of revenue for the nine months ended Oct. 31, 2005 was $5.3 million, an increase from $4.8 million in the nine months ended Oct. 31, 2004.

Operating Expenses

Total operating expenses increased 11% to $5.3 million in the three months ended Oct. 31, 2005, from $4.8 million in the same period of the prior fiscal year.

Operating expenses for the nine months ended Oct. 31, 2005 increased 10% to $16.0 million from $14.6 million in the nine months ended Oct. 31, 2004.

Net Income

Net income for the third quarter of fiscal 2006 was $6,000 and diluted earnings per share (EPS) were $0.00, a decline from net income of $353,000 and diluted EPS of $0.02 in the prior-year quarter.

For the nine months ended Oct. 31, 2005, net income was $160,000, or $0.01 diluted EPS, a decline from net income of $1.3 million and diluted EPS of $0.06 in the nine months ended Oct. 31, 2004.

Third Quarter Highlights and Business Metrics

•	Twenty-three new customers were added during the third fiscal 2006 quarter, including Avail Medical Products, Inc., Johnson Controls– Asia Pacific and AmeriPath, Inc.

•	The company closed a significant Optio Print Manager™ sale, valued at approximately $250,000, with a large international medical technology supplier, a longtime Optio customer.

•	Two new Optio Healthcare Solutions were introduced at the American Health Information Management Association (AHIMA) Annual Convention in October. Optio QuickRecord® Chart Completion™ helps health information (HIM) departments automate and accelerate the resolution of chart deficiencies to comply with hospital quality standards and regulatory requirements. The new Optio Patient Signature Capture™ solution automates the capture of patient signatures at the point of registration, eliminating the scanning processes and the need to store paper forms.

•	During the quarter, the company won new, multi-year subscription contracts for Optio QuickRecord Suite and Optio MedEx™ solutions from Alaska Open Imaging Centers based in Anchorage, Alaska, and Fleming County Hospital in Flemingsburg, Ky.

•	Optio announced partnerships with BravePoint to deliver business process improvement (BPI) solutions to QAD manufacturing customers and with Baytree Associates to provide BPI solutions to Oracle customers.

•	The company partnered with Atos Origin China to deepen Optio’s market penetration in the Asia-Pacific region.

•	Optio closed the quarter with $6.4 million in cash and cash equivalents, compared to $5.5 million as of Jan. 31, 2005.

•	The company had no outstanding balance on its line of credit as of Oct. 31, 2005.

•	Days’ sales outstanding declined to 52 from 60 in the prior fiscal quarter.

About Optio Software

Optio Software provides document process automation solutions to help organizations achieve unprecedented speed, accuracy, functionality and quality in their inbound and outbound document processes. More than 5,000 customers use Optio solutions to streamline these document-intensive processes and reduce costs as they extend their investments in hospital information systems (HIS) and enterprise resource planning (ERP) applications. Founded in 1981, Optio Software, headquartered in Alpharetta, Ga., maintains Europe, Middle East and Africa headquarters in Paris, and sales offices in Germany and the United Kingdom. More information about Optio Software (OTCBB:OPTO.OB) is available at optio.com.

© Copyright 2005, Optio Software, Inc. All Rights Reserved. Optio is a registered trademark and Optio MedEx, Optio QuickRecord Suite, Optio QuickRecord Chart Completion, Optio Patient Signature Capture and Optio Print Manager are a trademark of Optio Software, Inc. Other companies and products mentioned in this document are the property of their respective owners.

Forward Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Optio’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, the collectibility of Optio’s accounts receivable and note receivable (specifically, the M2 note receivable), fluctuations in operating results because of acquisitions or dispositions, failure to integrate new products and newly acquired companies, diversion of management resources relating to acquisitions, reduction in cash reserves relating to acquisitions, challenges relating to acquisitions and the possibility that this may cause Optio to no longer be profitable, the negative effect on Optio’s earnings relating to the amortization or potential write-down of acquired assets or goodwill, failure to retain the business relationships with existing customers of acquisitions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays or inability to develop new or unique software, market acceptance of new products, the failure of new products to operate as anticipated, expectation of achieving and sustaining operating profits and earnings, including the timing of such cash flow and company performance, disputes regarding Optio’s intellectual property, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. These and additional factors are set forth in “Safe Harbor Compliance Statement for Forward-Looking Statements” included as Exhibit 99.1 to Optio’s most recent Quarterly Report on Form 10-Q. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Report of Form 10-Q that Optio will file on or before December 15, 2005.

OPTIO SOFTWARE, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
Revenue:
License fees	$2,078	$1,783	$6,833	$7,243
Subscription fees	542	417	1,577	417
Services, maintenance, and other	4,460	4,449	12,965	12,989

	7,080	6,649	21,375	20,649
Cost of revenue:
License fees	187	121	544	444
Services, maintenance, and other	1,609	1,406	4,785	4,361

	1,796	1,527	5,329	4,805

	5,284	5,122	16,046	15,844

Operating expenses:
Sales and marketing	2,852	2,538	8,461	7,853
Research and development	1,311	1,089	3,905	3,247
General and administrative	957	962	3,001	3,095
Depreciation and amortization	202	221	633	398

	5,322	4,810	16,000	14,593

Income (loss) from operations	(38)	312	46	1,251

Other income (expense):
Interest income	69	38	185	121
Interest expense	(10)	(3)	(14)	(10)
Other	(1)	4	(15)	42

	58	39	156	153

Income before income taxes	20	351	202	1,404
Income tax expense (benefit)	14	(2)	42	56

Net income	$6	$353	$160	$1,348

Net income per share - basic	$0.00	$0.02	$0.01	$0.07

Net income per share - diluted	$0.00	$0.02	$0.01	$0.06

Weighted average shares outstanding - basic	21,093,459	20,632,738	20,918,084	19,855,566

Weighted average shares outstanding - diluted	23,809,293	23,532,892	24,033,407	23,124,753

OPTIO SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	October 31, 2005	January 31, 2005
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$6,415	$5,433
Accounts receivable, net	4,295	4,734
Notes receivable from M2	323	353
Other current assets	534	430

Total current assets	11,567	10,950

Property and equipment, net	622	668
Notes receivable	1,800	2,008
Goodwill and other intangible assets, net	3,558	3,778
Other assets	108	91

Total Assets	$17,655	$17,495

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$787	$932
Other accrued liabilities	1,749	2,000
Deferred revenue	6,768	6,458
Current portion of debt and capital lease obligations	26	86

Total current liabilities	9,330	9,476

Long-term portion of debt and capital lease obligations	1	7
Long-term accrued expenses	63	85

Shareholders’ equity	8,261	7,927

Total liabilities and shareholders’ equity	$17,655	$17,495

For further information, please contact:

Sheryl A. Roehl

Director of Communications

Optio Software, Inc.

Tel: 770.576.3613

Email: sroehl@optio.com